Exhibit 99.1

PRESS RELEASE

U.S. GOLD AMEX LISTING APPROVED
TRADING TO BEGIN MONDAY DECEMBER 11, 2006
TICKER SYMBOL: UXG

For Immediate Release

Denver, Colorado (December 7, 2006) - U.S. GOLD CORPORATION (OTC BB: USGL; TSX: UXG) is pleased to announce that its application to list its common stock on the American Stock Exchange (AMEX) has been approved and the Company anticipates trading to begin on Monday December 11, 2006 under the symbol UXG.

“Increasing U.S. Gold’s share liquidity is an important step towards creating Nevada’s premier exploration company!  With U.S. Gold’s recent listing on the Toronto Stock Exchange and today’s announcement regarding the American Stock Exchange, the Company is well positioned to reach a broad spectrum of investors,” stated Rob McEwen, Chairman and CEO.

The American Stock Exchange approval is contingent upon the Company being in compliance with all applicable listing standards on the date it begins trading on the Exchange, and may be rescinded if the Company is not in compliance with such standards.

About U.S. Gold

U.S. Gold is a United States based gold exploration Company aggressively exploring Nevada’s Cortez Gold Trend. U.S. Gold’s Tonkin Springs project is 36 square miles and centered in the middle of the Cortez Trend. Shares of the Company are traded on the OTC BB and TSX under the symbol USGL and UXG respectively.

Certain statements contained herein and subsequent oral statements made by and on behalf of the Company may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are identified by words such as “intends,”

“anticipates,” “believes,” “expects” and “plans” and include, without limitation, statements regarding the Company’s plan of business operations, potential contractual arrangements, receipt of working capital, anticipated revenues and related expenditures. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to differ materially from any future results, performance or achievements expressed or implied by those projected in the forward-looking statements for any reason. Factors that could cause actual results to differ materially include, among others, those set forth in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 and those set forth in registrations statements we may file, under the caption “Risk Factors.”  Investors are cautioned not to put undue reliance on forward-looking statements. Except as otherwise required by applicable securities statutes or regulations, the Company disclaims any intent or obligation to update publicly these forward looking statements, whether as a result of new information, future events or otherwise.

For further information contact:

William F. Pass	Ana Aguirre
Vice President and Chief Financial	Investor Relations
Officer	Tel:(647) 258-0395
Tel:(303) 238-1438	Toll Free:(866) 441-0690
Fax:(303) 238-1724	Fax:(647) 258-0408
bill@usgold.com	info@usgold.com
2201 Kipling Street, Suite 100	99 George Street, 3rd Floor
Lakewood, Colorado 80215	Toronto, Ontario M5A 2N4